Exhibit 23(e)(2)

Sales Agreement

Notice of Amended and Restated Terms

Under the terms of the Sales Agreement (the “Sales Agreement”) between Seligman Advisors, Inc. (fka Seligman Financial Services, Inc.) (the “Distributor”) and you (the “Dealer”), the Distributor may modify the terms of the Sales Agreement upon written notice to the Dealer. Accordingly, the following amended and restated terms of the Sales Agreement shall be in full force and effect, effective on the later of November 3, 2008 or such date when the Distributor’s parent company, J. & W. Seligman & Co. Incorporated, is acquired by RiverSource Investments, LLC.

Amended and Restated Terms

The Distributor acts as a distributor of the investment companies and series thereof that are listed on the attached Schedule A (each such series a “Fund” and collectively the “Funds”), which may offer one or more classes (each a “Class” or the “Classes”) of its shares (the “Shares”), which Classes will have such relative rights and conditions as are described in each Fund’s prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

1.	(a)	Shares of the Funds shall be offered for sale and sold by the Dealer only at the applicable public offering price currently in effect, determined in the manner prescribed in each Fund’s current Prospectus, which shall include any applicable front end sales charge (“Sales Charges”). The Distributor will make a reasonable effort to notify the Dealer of any redetermination or suspension of the current public offering price, but the Distributor shall be under no liability for failure to do so.

(b)	An order for Shares of any Class of one or more of the Funds, placed by the Dealer with the Distributor, will be confirmed at the public offering price as described in the current Prospectus and/or SAI of the Fund(s). Unless otherwise agreed when an order is placed, the Dealer shall remit the purchase price to the Fund(s) (NSCC settlement or check), with issuing instruction, within the period of time prescribed by the current Prospectus and existing regulations.

(c)	If, for any reason, payment is not received by the Distributor within the applicable time period after the execution of any order by the Dealer, the Distributor reserves the right, without notice, to cancel the sale and to hold the Dealer responsible for any loss suffered by the Distributor or by the Funds resulting from such payment failure.

(d)	The Dealer is responsible for any loss to the Funds caused by a correction made subsequent to the trade date, provided such correction was not based on any error, omission or negligence on the part of the Distributor, and the Dealer will immediately pay any such loss to the Funds upon notification.

(e)	Except for sales to and purchases from the Dealer’s customers, the Dealer agrees to buy Shares of a Fund only through the Distributor, or another distributor authorized by a Fund, and not from any other sources, and to sell Shares only to the Distributor, a Fund, or the transfer agent (the “Transfer Agent”) for a Fund, and not to any other purchasers. Notwithstanding the foregoing, the Dealer may have or make arrangements with a third party broker-dealer through whom it clears its trades.

(d)	In offering and selling Shares of a Fund, the Dealer will rely solely on the representations contained in the Prospectus and SAI for the relevant Class, as most recently amended. The Dealer will not provide to any person any information relating to the Shares of any Fund or the Distributor that is not consistent with the information contained in the relevant Prospectus and/or SAI. The Dealer will only publish or use any other advertising or sales material relating to any Fund if the Distributor or an affiliate of the Distributor has provided it to the Dealer or if the Distributor has given prior written consent to the use of such advertising or sales material.

(e)	The Dealer will provide to its customers the appropriate Fund Prospectus upon the customer’s initial purchase and, as required, upon subsequent purchases, and will provide periodic updates and supplements and, if requested by a customer, will provide the appropriate Fund SAI and other Fund required shareholder communications, including shareholder reports, to any customer, in all cases within the time periods and in the manners then required by applicable law.

(f)	All orders to purchase Shares of the Funds, including purchases of Shares of one Fund via an exchange of Shares of another Fund, are subject to acceptance or rejection by the Distributor or the Funds.

2.	(a)	The Dealer and the Distributor will effect orders to redeem all Fund Shares at the respective net asset value less any applicable contingent deferred sales charge (“CDSC”) or redemption fee as described in the current Prospectus and/or SAI for the applicable Class of Shares

3.	(a)	On each purchase of Shares effected by the Dealer, the Dealer shall be entitled, based on the Class of Shares purchased, to a portion of the Sales Charges, if any, as a percentage of the price to the investor as set forth in each Fund’s current Prospectus and/or SAI (the “Concession”). No Concession will be paid to the Dealer for the reinvestment of dividends, capital gain or other Fund distributions in additional shares.

(b)	If a purchase by a customer of the Dealer is entitled to a waiver or reduction of Sales Charges in accordance with the applicable Prospectus and/or SAI, the Dealer hereby waives such portion of the Concession otherwise allocable to it. If the Dealer fails to notify the Distributor of the applicability of a reduction in the Sales Charges at the time the trade is placed, neither the Distributor nor the Funds will be liable for amounts necessary to reimburse any customer of the Dealer for such amounts, and such reimbursement will be solely the responsibility of the Dealer.

(c)	If, with respect to a redemption of any Class of Shares of the Funds sold by the Dealer, the CDSC is waived because the redemption qualifies for a waiver as set forth in the Fund’s Prospectus and/or SAI, the Dealer shall remit to the Distributor promptly on notice an amount equal to the payment or a portion of the payment made by the Distributor to the Dealer at the time of sale with respect to such Class of Shares of the Funds. The Dealer will not be entitled to any portion of the CDSC paid at the time of redemption of such Shares. With respect to omnibus accounts at the Transfer Agent for a Fund maintained in the Dealer’s name, the Dealer agrees that by the 10th day of each month it will furnish to the Transfer Agent a report of each redemption in the preceding month to which a CDSC was applicable, accompanied by a check payable to the Distributor for payment of the CDSC due.

(d)

The Distributor will pay to the Dealer distribution and service fees pursuant to the Fund’s 12b-1 (“12b-1 Plan”) adopted by the Funds and set forth in the Funds’ Prospectuses (such fees determined based on the net assets of the relevant Class of the Fund attributable to Shares owned by the Dealer’s customers), unless otherwise agreed to in writing by the parties. The Dealer agrees that such fees will be used in accordance with applicable FINRA rules and only for distributing a Fund’s Shares and/or for providing personal services to shareholders, and maintaining shareholder accounts. The Dealer acknowledges and agrees that it will not be entitled to any portion of fees paid to the Distributor pursuant to a 12b-1 Plan unless and until the Distributor is in receipt of the fee from the applicable Fund for such period. Termination of a 12b-1 Plan or reduction of payments to the Distributor under a 12b-1 Plan will relieve or diminish (to the extent of a reduction of payments) the Distributor’s obligation to make payments under this paragraph to the Dealer. The provisions of the Funds’ 12b-1 Plan supersede this Agreement to the extent they are deemed inconsistent.

(e)	In determining the amount of any Concession, or any portion of fees pursuant to a 12b-1 Plan to which the Dealer may be entitled, the Distributor reserves the right to exclude any sales which it reasonably determines are not made in accordance with the terms of the applicable Fund’s Prospectus or SAI, the provisions of this Agreement or the 12b-1 Plan. The Dealer will provide the Distributor with supporting documentation concerning the shareholder services provided, as the Distributor may reasonably request from time to time. The Distributor’s records and calculations will determine the amounts of any Concessions, and/or portion of fees payable pursuant to a 12b-1 Plan to which the Dealer may be entitled, and the Distributor will make such payments pursuant to its standardized schedule, which may change from time to time.

4.	Both the Distributor and the Dealer warrant that they are members of FINRA and, as applicable, the NSCC. Each party shall comply with all applicable federal and state laws, regulations, rulings, administrative rules, and orders, including those of FINRA, and shall specifically observe the following:

(a)	Neither the Distributor nor the Dealer shall structure or withhold placing customers’ orders for Shares so as to profit itself as a result of such structuring or withholding.

(b)	The Distributor shall not purchase Shares from any of the Funds except for the purpose of covering purchase orders already received, and the Dealer shall not purchase Shares of any of the Funds through the Distributor other than for investment, except for the purpose of covering purchase orders already received.

(c)	The Distributor shall not accept a conditional order for Shares on any basis other than at a specified definite price. The Dealer shall not, as principal, purchase Shares of any of the Funds from a beneficial owner of such Shares at a price lower than the bid price, if any, quoted by or for the Fund, but the Dealer shall not be prevented from selling Shares for the account of such beneficial owner to the Distributor, the Fund, or its Transfer Agent at the public offering price currently quoted by or for such Fund, and charging the investor a fair commission for handling the transaction.

(d)	In the event that the Dealer offers more than one Class of a Fund to customers, the Dealer will determine customer eligibility for a Class prior to selling it to such customer and will act in good faith and use its best efforts to advise customers as to the relative advantages of each Class offered through the Dealer and as to the availability of any waivers or reductions in Sales Charges. The Dealer is solely responsible for all suitability determinations, including those required by applicable rules (such as FINRA Rule 2310), with respect to sales of Shares of the Funds to the Dealer’s customers and the Distributor has no responsibility for the manner of the Dealer’s performance of, or for the Dealer’s acts or omissions in connection with, the duties and activities the Dealer undertakes pursuant to this Agreement. The Dealer shall be responsible for determining the applicability of any such waivers or reductions to its customers, and to inform the Distributor where any such waiver or reduction is applicable to an order placed through the Dealer.

(e)

If Shares are repurchased by a Fund or by the Distributor as its agent, or are tendered for redemption within seven business days after confirmation by the Distributor of the original purchase order of the Dealer for such Shares the Dealer shall forthwith refund to the Distributor the full amount paid or otherwise allocable to the Dealer on the original sale and return any portion of fees paid pursuant to a 12b-1 Plan to which the Dealer may otherwise have been entitled. The Dealer shall be notified by the Distributor of such repurchase or redemption within 10 days of the date that such redemption or repurchase is placed with the Distributor, the Fund or its authorized agent. Termination or cancellation of this Agreement shall not relieve the Dealer or the Distributor from the requirements of this clause (e).

(f)	The Dealer will provide its customers with required information, including disclosure of all appropriate facts relating to compensation relating to selling Fund Shares. Such disclosure shall include, but not be limited to, providing customers confirmations in accordance with the requirements of Rule 10b-10 under the Securities and Exchange Act of 1934.

(g)	The Dealer will comply in all respects with Notice to Members 95-80 of FINRA regarding member’s obligations and responsibilities regarding mutual fund sales practices.

5.	This Agreement shall not be applicable to Shares of a Fund in a state in which such Fund Shares are not qualified for sale.

6.	The Dealer acknowledges that the Funds have instituted and adopted policies and procedures designed to deter market timing activity in the Funds and may take such action (including, without limitation, restricting exchanges, imposing redemption fees and rejecting certain purchase orders) as the Funds deem necessary to reduce, discourage or eliminate frequent trading activities as described in a Fund’s Prospectus. The Dealer will impose any redemption fees described in the relevant Fund’s Prospectus and/or SAI on applicable Share redemptions by its customers, and Dealer will cooperate with the Funds and/or the Distributor to implement any such procedures and restrictions on frequent trading or market timing activity.

7.	In all transactions between the Distributor and the Dealer under this Agreement, the Dealer will act as principal or agent for the accounts of its customers in purchasing from or selling Shares of the Funds from the Distributor. The Dealer is not, for any purposes, employed or retained as or authorized to act as broker, agent, or employee of any Fund or of the Distributor, and the Dealer is not authorized in any manner to act for any Fund or the Distributor or to make any representations on behalf of the Distributor. In purchasing and selling Shares of any Fund under this Agreement, the Dealer shall be entitled to rely only upon matters stated in the current offering prospectus and/or SAI of the applicable Fund and upon such written representations, if any, as may be made by the Distributor to the Dealer over the signature of the Distributor.

8.	The Dealer may choose to sell Shares of the Funds that are eligible to be included in programs, including wrap programs (“Wrap-funds”), for which the Dealer is the sponsor (“Program”), subject to the following:

(a)	The Wrap-funds shall be made available to clients of Dealer at net asset value without the imposition of initial or contingent deferred sales charges, miscellaneous fees or charges, or exchange fees, if any.

(b)	The sale of Wrap-funds shall be made pursuant to the terms and conditions of this Agreement as well as the terms and conditions of any agreement(s) between Dealer and Distributor and/or Distributor’s transfer agent to facilitate the transmission of information regarding accounts through the NSCC-FundSERV networking system.

(c)	Distributor shall waive minimums for Wrap-funds in discretionary and nondiscretionary wrap Programs only if held in a network level account controlled by the Dealer.

(d)	Dealer shall waive any Concessions or any amounts otherwise payable to Dealer by Distributor in connection with the Shares held in such Program, excluding 12b-1 fees payable pursuant to Section 3(d) hereof, none of which shall be paid at the time of sale as upfront payments or advance payments of 12b-1 fees.

(d)	Dealer shall provide in writing to Distributor information on the Program, including the Wrap-funds that are included, whether the account is held omnibus, and other information as Distributor may reasonably request.

9.	The Distributor will furnish to the Dealer, without charge, reasonable quantities of the current offering prospectus of each Fund and sales material issued from time to time by the Distributor.

10.	(a)	With respect to the activities described in this Agreement, any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information (“Proprietary Information”) shared by one party with the other is confidential and proprietary, constitutes trade secrets of the owner of such Proprietary Information, and is of great value and importance to the success of the owner’s business. The recipient of any such Proprietary Information agrees to use its best efforts (the same being not less than that employed to protect its own proprietary information) to safeguard any Proprietary Information received from the other party and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. The recipient of any such Proprietary Information shall not, without the prior written approval of any officer of the owner, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the recipient on a need-to-know basis or as may be required by law or regulation or in response to a request by a regulatory body or self regulatory examination. The recipient of any such Proprietary Information shall promptly notify the owner in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. The recipient of any such Proprietary Information shall be liable under this Agreement to the owner for any use or disclosure in violation of this Agreement by it or its employees, attorneys, accountants, or other advisors or agents.

The recipient of such Proprietary Information shall not have any obligations under this Section 10 with respect to any information that is: (i) already known to the recipient or its affiliates at the time of the receipt; (ii) publicly known at the time of the receipt; or (iii) independently developed by the recipient or its affiliates. Upon termination of this Agreement, unless otherwise required by applicable law, the recipient shall promptly redeliver all Proprietary Information, in whatever medium (whether prepared by the owner or otherwise), and will not retain any copies, extracts or other reproductions in whole or in part of any such material.

(b)	The parties have taken all steps necessary to comply with applicable federal and state laws, regulations and rules governing consumer information security and privacy, including but not limited to Title 5 of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827 and Regulation S-P, codified at 17 C.F.R., Part 248, and by the rules and regulations of FINRA governing consumer information security and privacy.

(c)

To the extent one party provides the other party with any nonpublic Personal Information (as defined below) to perform services or functions on behalf of the other party or otherwise in connection with this Agreement, such party will not disclose such personal information for any purpose other than to carry out the purposes for which the personal information was provided or as permitted or required by law in the ordinary course of business to carry out those purposes. “Personal Information” includes any personally identifiable information or records in any form (written, electronic, or otherwise) relating to a consumer or customer, including, but not limited to: (i) a customer’s name, address, telephone number, account number, tax identification information; (ii) the fact that a customer has a relationship with one of the parties; and (iii) any other personal identifiable information; provided, however, that Personal Information shall not include any such information that a party obtained independently and not in connection with this Agreement.

(d)	Each party has adopted and implemented policies and procedures that address administrative, technical, and physical safeguards for the protection of client records and Personal Information and that are reasonably designed to: (i) ensure the security and confidentiality of client records and Personal Information; (ii) protect against any anticipated threats or hazards to the security or integrity of client records and Personal Information; (iii) protect against unauthorized access to or use of client records and Personal Information that could result in substantial harm or inconvenience to any client; and (iv) protect against unauthorized disclosure or use of client records and Personal Information in connection with the disposal thereof or upon the expiration of this Agreement, unless otherwise prohibited by law.

11.	(a)	The Dealer complies with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, its implementing regulations, and related SEC, SRO, and FINRA rules. Further, the Dealer agrees to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and to provide access to U.S. federal examiners to obtain information and records relating to its anti-money laundering program.

(b)	The Dealer has established a Customer Identification Program (“CIP”) in compliance with the rules issued by the Securities and Exchange Commission and the U.S. Department of Treasury in order to implement Section 326 of the USA PATRIOT Act.

12.	Other than the rights of the Funds and the rights of the Distributor, this Agreement is not intended to, and does not, create any rights against either party hereto by any third party solely on account of this Agreement. Neither party hereto shall have any right to use the name or any trade name, trademark, service mark or logo of the other party in any manner or for any purpose without the other party’s prior written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any promotional programs mutually agreed upon in writing by the parties hereto.

13.	This Agreement and the Schedules hereto express the entire understanding of the parties hereto with respect to the services to be performed and the compensation to be paid hereunder, and it supersedes and replaces any and all former agreements, understandings, letters of intent, representations or warranties relating to such subject matter and contains all of the terms, conditions, understandings, representations, warranties, and promises of the parties hereto in connection therewith. The Distributor, the Funds, their Transfer Agent, and/or their other affiliates may have other agreements with the Dealer and/or its affiliates that address other subject matter and that provide for payment of other compensation.

14.	Any dispute between the parties concerning this Agreement not resolved between the parties will be arbitrated in New York in accordance with the rules and regulations of FINRA.

15.	The invalidity of any provision of this Agreement will not impair or affect the validity of the remaining portions hereof, and in such circumstances this Agreement will be construed as if such invalid provision had not been included therein.

16.	No failure to enforce, nor any breach of any term or condition of this Agreement, shall operate as a waiver of such term or condition, or of any other term or condition, nor constitute nor be deemed a waiver or release of any other rights at law or in equity, or of claims which any party may have against any other party, for anything arising out of, connected with, or based upon this Agreement. Any waiver, including a waiver of this Section, must be in writing and signed by the parties to this Agreement.

17.	Either Party to this Agreement may cancel this Agreement by written notice to the other party. Such cancellation shall be effective at the close of business on the fifth day following the date on which such notice was given. The Distributor may modify this Agreement at any time by written notice to the Dealer. Such notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or any officer or member thereof, or was mailed postage-paid, or upon telephonic or electronic confirmation of transmission if sent by facsimile to the other party at his or its address as shown herein. In addition, Section 3(d), and the Dealer’s right to receive fees to the extent therein provided, (a) shall terminate automatically in the event of the assignment (within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”)) of this Agreement; (b) shall continue from year to year with respect to each Fund provided such continuance is specifically approved at least annually by a vote of a majority of (i) the Fund’s Directors and (ii) the Directors who are not “interested persons” (within the meaning of the 1940 Act) of such Fund and have no direct or indirect financial interest in the operation of the plan or in any agreements related to it (the “Qualified Directors”) cast in person at a meeting called for the purpose of voting on such approval; and (c) may be terminated at any time without payment of any penalty upon 60 days’ written notice to the Dealer and Distributor (i) with respect to any Fund or Class of Shares, by vote of a majority of the Qualified Directors, or (ii) with respect to any Class of Shares, by a vote of a majority of the outstanding voting securities of such Class.

Furthermore, this Agreement will terminate automatically with respect to any Fund, upon the happening of any event that terminates the Fund’s Distribution Agreement with the Distributor. This agreement may not be assigned by either party, except that the Distributor may assign this Agreement or any rights or obligations hereunder to any affiliate of, or company under common control with, Distributor, without notice to or the consent of the Dealer.

The provisions of Sections 10 and 12 of this Agreement will survive the termination or cancellation of this Agreement.

Both the Distributor and the Dealer agree that termination of membership in FINRA at any time shall terminate this Agreement. A suspension from FINRA, the initiation of customer protection proceedings by the Securities Investor Protection Corporation (or its successor), the appointment of a trustee for all or substantially all of Dealer’s business assets, or Dealer’s violation of applicable state, federal or foreign laws or rules and regulations of authorized regulatory agencies will terminate this Agreement effective upon the date the Distributor provides written notice to the Dealer of such termination.

18.	This Agreement, including the terms as they have been amended and restated, shall continue to be construed in accordance with the laws of the State of New York applicable to contracts executed and performed entirely within the State of New York.

SELIGMAN ADVISORS, INC.		Address:
100 Park Avenue
New York, NY 10017

By
President

Date

AGREED AND ACCEPTED:

Name of Dealer	Address

Address

By
Name:	CRD#
Title:

Employer Identification No.

Schedule A

Seligman and Riversource Funds1

•	List of Seligman and RiverSource Funds (Available Share Classes, CUSIPs, Tickers, etc.)

•	If Agreement language with respect to wrap is maintained, FN wrap share classes (Class A – others?)

[1]

With respect to any Seligman Fund, after a payment option (i.e., an up-front payment with ongoing 12b-1 fees commencing in year two or no up-front payment with 12b-1 fees commencing from initial purchase) has been selected with respect to an eligible retirement plan account that is purchasing or has purchased Shares, the Dealer may not change that option with respect to such retirement plan account without the consent of the Distributor. In addition, an up-front payment shall only be paid by the Distributor to a Dealer to the extent that the net asset value of the Shares purchased by an investor exceeds the net asset value of the Shares redeemed by such investor within 30 days of the purchase.